Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

Vice President, Finance

703.742.5312

dpiazza@quadramed.com

QUADRAMED BOARD DIRECTOR RESIGNS

RESTON, VA – (February 1, 2005) – QuadraMed® Corporation (Amex: QD) today announced that Michael J. King has decided he will not seek re-election to the Company’s Board of Directors when his term expires in 2005. King, who is 66, recently retired from his post as Chairman and Chief Executive Officer of HealthScribe, Inc. following its merger with Spheris. King was Chairman and Chief Executive Officer of the Compucare Company when it was acquired by QuadraMed in 1999. At that time he was appointed to QuadraMed’s Board. His departure leaves eight members on QuadraMed’s Board.

“Mike King has been an active member of our Board and an invaluable aid to me and to the other directors. We appreciate his service to the company over the past five years and his service to Compucare prior to that,” said Lawrence P. English, QuadraMed’s Chairman and CEO.

“It has been very gratifying to have played a role in QuadraMed’s evolution,” said King. “The Company is in a strong position to grow and be very successful,” he concluded.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov

(QuadraMed has EDGAR CIK No. 0001018833).

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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